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                                                                      EXHIBIT 11

                           HVIDE MARINE INCORPORATED

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

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
                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                    --------------------------    ----------------
                                                     1993      1994      1995      1995      1996
                                                                    (IN THOUSANDS)
Income (loss) before extraordinary item and
  cumulative effect...............................  $1,818    $  358    $ (360)   $ (581)   $2,709
Less: Class A Preferred Stock cash dividends......     203       222        --        --        --
                                                     -----     -----     -----     -----     -----
Adjusted income (loss) applicable to common
  shares - primary................................   1,615       136      (360)     (581)    2,709
Plus: Interest on Junior Note net of income tax
  effect..........................................      --       192       807       598       536
                                                     -----     -----     -----     -----     -----
Adjusted income applicable to common
  shares - fully diluted..........................  $1,615    $  328    $  447    $   17    $3,245
                                                     =====     =====     =====     =====     =====
Weighted average shares outstanding...............   1,769     1,962     2,535     2,535     4,012
  If-converted dilutive effect of Convertible
     Class B Preferred Stock......................   4,499     3,340        --        --        --
  Dilutive effect of outstanding stock options....      --        --        --        --         6
                                                     -----     -----     -----     -----     -----
Common shares used in earnings (loss) per share
  calculation - primary...........................   6,268     5,302     2,535     2,535     4,018
If-converted dilutive effect of Junior Note.......      --       314     1,244     1,244     1,026
Incremental dilutive effect of outstanding stock
  options.........................................      --        --        --        --         5
                                                     -----     -----     -----     -----     -----
Common shares used in earnings per share
  calculation - fully diluted.....................   6,268     5,616     3,779     3,779     5,049
                                                     =====     =====     =====     =====     =====
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